UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 8, 2009

Joe's Jeans Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-18926	11-2928178
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5901 S Eastern Ave, Commerce, California		90040
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	323-837-3700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Please see disclosure under Item 5.02 for certain compensation arrangements between Joe’s Jeans Inc. (the "Company") and its officers and directors.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Executive Officers

In connection with the annual meeting of the Board on October 8, 2009, the Board re-appointed the following executive officers of the Company: Marc Crossman to the position of President and Chief Executive Officer, Hamish Sandhu as Chief Financial Officer and Joe Dahan as Creative Director, each effective as of October 8, 2009. In addition, the Board re-appointed Sam Furrow to continue to serve as Chairman of the Board of Directors in a non-executive capacity.

(e) Compensation Arrangements

At the annual meeting of the Board on October 8, 2009 in connection with the 2004 Stock Incentive Plan (the "Plan") on October 8, 2009, the Compensation Committee of the Board approved grants of restricted stock units ("RSUs") as follows: (i) 85,716 RSUs each to Sam Furrow, Suhail Rizvi and Kent Savage that vest on a quarterly basis over the course of 12 months; (iii) 57,144 RSUs each to Tom O’Riordan and Kelly Hoffman that vest on a quarterly basis over the course of 12 months and $20,000 in the form of a cash payment to be paid in quarterly installments of $5,000 each primarily to cover tax obligations associated with the vesting of the RSUs; (iv) 455,000 RSUs to Joe Dahan and 155,000 RSUs to Hamish Sandhu that vest first in an amount equal to 1/8 of the total grant on June 18, 2010 and thereafter every six months until the RSUs are fully vested on December 18, 2013. The RSUs will be subject to the terms and conditions of the Plan and applicable award agreement to be executed by each participant, a form of which is filed herewith and incorporated herein. In addition, Mr. Crossman was awarded a grant of restricted stock in the amount of 469,454 shares that vest 1/3 on each anniversary date of the grant in 2010, 2011 and 2012, respectively. The restricted stock grants will be subject to the terms and conditions of the Plan and applicable award agreement to be executed by Mr. Crossman, a form of which is filed herewith and incorporated herein. In addition, in accordance with the terms and conditions of the Executive Employment Agreement entered into by and between the Company and Marc Crossman, the Compensation Committee of the Board awarded Mr. Crossman a discretionary bonus in the amount of $375,000 for his service. In awarding the bonus, the Compensation Committee determined that certain performance criteria set at the annual meeting in November 2008 which included achievement of net sales and EBITDA goals as compared to the Company’s budget had been met.

Item 8.01 Other Events.

Results of Annual Meeting of Stockholders

On September 10, 2009, the Company filed a Definitive Proxy Statement on Schedule 14A with the Securities and Exchange Commission relating to an annual meeting of our stockholders to be held on October 8, 2009. The purpose of the annual meeting was to vote on the following proposals: (1) to elect seven directors to serve on the Board of Directors until the 2010 annual meeting of stockholders or until their respective successors are elected and qualified; (2) to approve an amendment to the 2004 Stock Incentive Plan to increase the number of authorized shares available for issuance under the 2004 Stock Incentive Plan by 4 million shares from 8,265,172 shares to 12,265,172 shares; and (3) to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending November 30, 2009.

The Board fixed the close of business on September 10, 2009 as the record date for identifying those stockholders entitled to notice of, and to vote, at the annual meeting. On September 11, 2009, the notice of annual meeting, proxy statement and proxy cards were first mailed to stockholders along with the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2008. On October 8, 2009, the Company conducted its annual meeting of stockholders and all proposals were approved.

On October 8, 2009, 44,043,296 shares were represented in person or by proxy at the meeting, which reflected approximately 73% of total shares outstanding. This share amount reflects the addition of certain shares that the Company holds as treasury shares in a segregated brokerage account. The vote totals on the three proposals were as follows:

1. Election of seven directors:

Samuel J. Furrow
For: 41,637,250 Withheld: 2,406,046

Marc B. Crossman
For: 43,723,109 Withheld: 320,187

Joe Dahan
For: 43,297,612 Withheld: 745,684

Kelly Hoffman
For: 41,715,937 Withheld: 2,327,359

Thomas O’Riordan
For: 43,100,653 Withheld: 942,643

Suhail R. Rizvi
For: 42,981,595 Withheld: 1,061,701

Kent Savage
For: 43,676,573 Withheld: 366,723

2. To approve an amendment to the 2004 Stock Incentive Plan to increase the number of authorized shares available for issuance under the 2004 Stock Incentive Plan by 4 million shares from 8,265,172 shares to 12,265,172 shares:

For: 20,134,728
Against: 8,176,457
Abstain: 34,568

3. Appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending November 30, 2009:

For: 43,737,479
Against: 133,529
Abstain: 172,288

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number Description

10.1 2004 Stock Incentive Plan (incorporated by reference to the previously filed Proxy Statement filed on September 10, 2009)

10.2 Form of Restricted Stock Unit Agreement (incorporated by reference to the Current Report on Form 8-K filed on December 21, 2007)

10.3 Form of Restricted Stock Agreement (filed herewith)

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Joe's Jeans Inc.

October 14, 2009	By:	/s/ Marc B. Crossman

Name: Marc B. Crossman
Title: President & CEO

Top of the Form

Exhibit Index

Exhibit No.	Description

10.3	Form of Restricted Stock Agreement